Fairchild Announces Successful Completion of Tender Offer for System General

South Portland, Maine - February 8, 2007 - Fairchild Semiconductor (NYSE: FCS), the leading global supplier of power semiconductors, today announced the successful completion of the previously-announced tender offer by one of its wholly owned subsidiaries to acquire up to 100 percent of the outstanding shares of System General Corporation for NT$93 per share. 65,459,517 shares of System General stock were acquired on February 5, 2007, representing 95.59 percent of System General 's outstanding shares.  The tender offer expired as scheduled and was not extended. The total amount paid for the tendered shares was approximately $US 185.7 million, based on current exchange rates. The purchase price was funded with cash. The company intends to acquire the remaining System General shares through a share swap and merger, provided that certain conditions are met, including regulatory approvals, which the company expects to obtain.

In the transaction, approximately 250 System General employees will join Fairchild, including the current management team. System General will continue normal operations under its name prior to the share swap, and will operate as an independent business within Fairchild during that time. After the completion of the transaction, Fairchild and System General's management will work together to combine the power conversion businesses of each company and form a single business unit targeting worldwide AC/DC offline power conversion applications.

Special Note on Forward-Looking Statements and Risk Factors:
This news release contains forward-looking statements, including those regarding our ability to successfully satisfy the conditions to complete the acquisition including the share swap and merger. These statements are based on management's assumptions and expectations, which involve risk and uncertainty. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. These factors include, but are not limited to, our ability to consummate and satisfy the conditions to closing the share swap and merger; our ability to successfully address the challenges associated with integrating this acquisition; and our ability to retain and develop System General's markets, facilities and personnel. System General is currently appealing the outcome of proceedings before the U.S. International Trade Commission (ITC) involving allegations of patent infringement, and is a defendant in a patent infringement lawsuit in the U.S. District Court for the Northern District of California. Both the ITC proceeding and the lawsuit were initiated by Power Integrations, Inc. As in all litigation, the results of these matters are difficult to predict and no assurance can be given as to the outcome of these proceedings. An adverse outcome in these matters after completion of the acquisition could negatively impact our financial results. We are also involved in patent infringement litigation against Power Integrations in U.S. district courts in Delaware and Texas, as a defendant and as a plaintiff, respectively. These lawsuits and risk factors, and other risk factors as they relate to Fairchild are discussed in the company's quarterly and annual reports filed with the SEC and are available at the Investor Relations section of Fairchild web site at www.fairchildsemi.com or the SEC's web site at www.sec.gov.

About Fairchild Semiconductor:
Fairchild Semiconductor (NYSE: FCS) is the leading global supplier of high-performance power products critical to today's leading electronic applications in the computing, communications, consumer, industrial and automotive segments. As The Power Franchise®, Fairchild offers the industry's broadest portfolio of components that optimize system power. Fairchild's 9,000 employees design, manufacture and market power, analog and mixed signal, interface, logic, and optoelectronics products. Please contact us on the web at www.fairchildsemi.com.

Editorial Contacts:
Fairchild Semiconductor:	Agency Contact:
Patti Olson	Barb Ewen
Corporate Communications	CHEN PR
(207)775-8728 Fax: (207) 775-8161	(781) 672-3114 Fax: (781) 466-8989
Email: patti.olson@fairchildsemi.com	Email: bewen@chenpr.com